Exhibit 99.1

RumbleOn Announces Additional Private Placement of $1.25 Million Convertible Notes with Geode Capital Management, LLC

Dallas, Texas, January 14, 2020 – RumbleOn, Inc. (NASDAQ: RMBL) (the “Company”), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced that Geode Capital Management, LLC (“Geode”) will participate in the previously announced note exchange and will exchange $5 million of the Company’s 6.75% Convertible Senior Notes due 2024 (the “Old Notes”) for new 6.75% Convertible Senior Notes due 2025 (the “New Notes”) as well as subscribe to purchase $1.25 million of additional New Notes (the “Note Offering”). The New Notes will be issued pursuant to an indenture on substantially the same terms as the 2024 Notes, however the initial conversion rate of the New Notes will be 500 shares of Class B Common Stock per $1,000 principal amount. As a result of Geode’s participation, all investors in the Old Notes have agreed to exchange all currently outstanding Old Notes for New Notes and have agreed to purchase, in aggregate, an additional $8.75 million in New Notes.

Neither the note exchange nor the purchase of New Notes have been registered under the U.S. Securities Act of 1933, as amended, and the New Notes may not be offered or sold absent registration or an applicable exemption therefrom. The Company has agreed to file with the Securities and Exchange Commission a registration statement with respect to the resale of the New Notes and the shares of Class B Common Stock underlying the New Notes, and to have such registration statement declared effective by the Securities and Exchange Commission no later than 120 days after the date of the Exchange and Subscription Agreement, as amended, entered into by the Company with the investors in the New Notes.

RumbleOn intends to use the net proceeds from the offering of New Notes and the previously announced equity offering for working capital and general corporate purposes, which may include further technology development, increased spending on marketing and advertising, and capital expenditures necessary to further grow the business.

The New Note offering and the equity offering are expected to close on January 14, 2020, subject to customary closing conditions.

About RumbleOn, Inc.

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed offerings and the intended use of proceeds from the offerings. The offerings are subject to market and other conditions, and there can be no assurance as to whether or when the offerings may be completed, or as to the actual size or terms of the offerings. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC, including the preliminary prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.